Exhibit 99.1

CORPORATE HEADQUARTERS

15601 Dallas Parkway
Suite 600
Addison, Texas 75001
866.655.3600
behringerharvard.com

INVESTOR INFORMATION

For additional information about
Behringer Harvard and its real estate
programs, please contact us at
866.655.3650.

Commentary & Highlights

Fund

•                  The wholly-owned, five-property portfolio is currently 98 percent leased. The change in occupancy from the second quarter of 2007 was due to the lease expirations of two tenants at Parkway Vista. We are currently working with several possible tenants to lease the 4,686 square feet of available space.

•                  During the third quarter, we sold an approximate .07-acre land parcel from the 2800 Mockingbird Property to an unaffiliated third party, which was related to an eminent domain sale. The contract sale price was $124,950, with a recognized gain of approximately $82,000 on the sale during the quarter. The parcel will be used as a right-of-way for the Dallas Area Rapid Transit line that will connect downtown Dallas to the Dallas Love Field Airport.

•                  Investors continued to receive distributions at a 6 percent annualized rate, based upon a $10 per unit purchase price.

Tenant Spotlight

•                  Our Denver property, 7400 S. Tucson Way (pictured left), is entirely occupied by Raytheon Polar Services Company, a business unit of the Raytheon Company, a U.S. corporation. Raytheon Polar Services works with the National Science Foundation to support research programs in Antarctica and the Antarctic region with science, maintenance, and operations. Recent geopolitical focus on research associated with the North and South Pole has increased interest in the activities of this important tenant. The company has a long-term lease on the 70,660-square-foot building expiring in April 2012.

Financial Statements

•                  Rental revenue from continuing operations was $1,072,854 during the third quarter of 2007, as compared to $1,076,129 during the third quarter of 2006. Management expects rental revenue to remain relatively constant for the near future.

•                  Net operating income (NOI) during the third quarter of 2007 was $612,896, as compared to $578,351 for the third quarter of 2006. While rental revenue was essentially flat, operating expenses increased primarily due to non-recurring repairs and maintenance expenses that were incurred during the third quarter of 2007. These were offset by the decrease in the real estate taxes resulting from a successful appeal of property tax assessments.

•                  During the third quarter of 2007, net income was $300,649, as compared to $60,803 during the same quarter one year ago. The increase was primarily driven by two factors: the increase in interest income due to interest earned on monies that were held in an escrow account from the sale of the Northpoint Property and a gain from the sale of the parcel of land at the 2800 Mockingbird Property.

Market Conditions

•                  CoStar reported a continued increase in the U.S. office market rental rates. Average rental rates at the end of the third quarter of 2007 were $23.81 per square foot, a 1.9 percent increase over the second quarter of 2007. During the third quarter one year ago, office market average rental rates were $22.62 per square foot.

•                  At the end of the third quarter, the U.S. office market had an occupancy rate of • 87 percent, as reported by Grubb & Ellis Research. The national office occupancy rate remained unchanged from the previous quarter and increased from 86.1 percent from the same quarter one year ago.

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP (Unaudited)

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)	Sep. 30, 2007	Dec. 31, 2006

Assets

Real estate

Land	$5,682	$5,725

Buildings, net	16,054	16,576

Total real estate	21,736	22,301

Cash and cash equivalents	7,773	2,643

Restricted cash	-	5,895

Accounts receivable, net	302	405

Prepaid expenses and other assets	65	25

Lease intangibles, net	3,676	4,316

Total assets	$33,552	$35,585

Liabilities and partners’ capital

Liabilities

Accounts payable	$130	$71

Payables to affiliates	31	51

Acquired below-market leases, net	234	304

Distributions payable	213	220

Accrued liabilities	1,036	1,725

Total liabilities	1,644	2,371

Partners’ capital

Limited partners — 44,000,000 units authorized; 4,309,444 units issued and outstanding at September 30, 2007, and December 31, 2006	31,907	33,214

General partners	1	-

Total partners’ capital	31,908	33,214

Total liabilities and partners’ capital	$33,552	$35,585

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP (Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	9 mos. ended Sep. 30, 2007	9 mos. ended Sep. 30, 2006

Cash flows from operating activities

Net income	$627	$362

Adjustments to reconcile net income to net cash flows provided by operating activities:

Depreciation and amortization	1,155	1,389

Gain on sale of asset	(82)	-

Change in accounts receivable	102	(93)

Change in prepaid expenses and other assets	(39)	(5)

Change in accounts payable	59	39

Change in accrued liabilities	(689)	461

Changes in payables to affiliates	(19)	-

Additions of lease intangibles	(42)	(24)

Cash provided by operating activities	1,072	2,129

Cash flows from investing activities

Proceeds from sale of asset	125	-

Additions of property and equipment	(21)	(122)

Cash provided by (used in) investing activities	104	(122)

Cash flows from financing activities

Change in restricted cash	5,895	-

Redemption of limited partnership units	-	(249)

Distributions	(1,941)	(1,982)

Change in payables to affiliates	-	14

Cash provided by (used in) financing activities	3,954	(2,217)

Net change in cash and cash equivalents	5,130	(210)

Cash and cash equivalents at beginning of period	2,643	3,032

Cash and cash equivalents at end of period	$7,773	$2,822

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)	3 mos. ended Sep. 30, 2007	3 mos. ended Sep. 30, 2006	9 mos. ended Sep. 30, 2007	9 mos. ended Sep. 30, 2006

Rental revenue	$1,073	$1,076	$3,134	$3,181

Expenses

Property operating expenses	255	181	602	566

Real estate taxes	168	277	562	607

Property and asset management fees	72	75	216	219

General and administrative	66	161	314	421

Depreciation and amortization	388	393	1,173	1,175

Total expenses	949	1,087	2,867	2,988

Interest income	99	14	284	22

Gain on sale of asset	82	-	82	-

Income from continuing operations before income taxes	305	3	633	215

Provision for income taxes	4	-	11	-

Income from continuing operations	301	3	622	215

Income from discontinued operations	—	58	5	147

Net income	$301	$61	$627	$362

Allocation of net income:

Net income allocated to general partners	$-	$-	$-	$-

Net income allocated to limited partners	$301	$61	$627	$362

Weighted average number of limited partnership units outstanding	4,309	4,373	4,309	4,391

Net income per limited partnership unit – basic and diluted

Income from continuing operations	$0.07	$-	$0.14	$0.05

Income from discontinued operations	—	0.01	-	0.03

Basic and diluted net income per limited partnership unit	$0.07	$0.01	$0.14	$0.08

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principals generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our financial position as of September 30, 2007, and December 31, 2006, and our results of operations and cash flows for the periods ended September 30, 2007, and September 30, 2006. A copy of the Partnership’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Partnership at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Mid-Term Value Enhancement Fund I LP (which may be referred to as the “Fund,” the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated improvements to, and disposition of, properties, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP (Unaudited)

NET OPERATING INCOME (NOI)

(in thousands)	3 mos. ended Sep. 30, 2007	3 mos. ended Sep. 30, 2006	9 mos. ended Sep. 30, 2007	9 mos. ended Sep. 30, 2006

Rental revenue	$1,073	$1,076	$3,134	$3,181

Operating expenses

Property operating expenses	255	181	602	566

Real estate taxes	168	277	562	607

Property and asset management fees	72	75	216	219

Less: Asset management fees	(35)	(35)	(104)	(102)

Total operating expenses	460	498	1,276	1,290

Net operating income	$613	$578	$1,858	$1,891

RECONCILIATION OF NOI TO NET INCOME

Net operating income	$613	$578	$1,858	$1,891

Less: General and administrative	(66)	(161)	(314)	(421)

Depreciation and amortization	(388)	(393)	(1,173)	(1,175)

Asset management fees	(35)	(35)	(104)	(102)

Provision for income taxes	(4)	-	(11)	-

Add: Interest income	99	14	284	22

Gain on sale of asset	82	-	82	-

Income from discontinued operations	—	58	5	147

Net income	$301	$61	$627	$362

Net operating income (NOI), a non-GAAP financial measure, is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, income taxes, and the sale of assets. Management believes that NOI provides an accurate measure of the Partnership’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net income has been provided.

Published 12/07 • IN © 2007 Behringer Harvard	202200

15601 Dallas Parkway, Suite 600 Addison, TX 75001	FIRST-CLASS MAIL US POSTAGE PAID ADDISON, TX PERMIT NO. 36